Exhibit 23.10

CONSENT OF WITHUMSMITH+BROWN, P.C. INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form S-1 (333-116244) of our reports dated September 15, 2004, except for Note 8, which is dated October 12, 2004, relating to the consolidated financial statements of Macquarie Infrastructure Company Trust and September 22, 2004 relating to the financial statements of AmPorts Aviation Division (A Division of American Port Services, Inc.), each included in that Prospectus of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ WithumSmith+Brown, P.C.

New Brunswick, New Jersey
November 15, 2004